Exhibit 5.1

December 9, 2010

Board of Directors

Heritage Financial Corporation

201 Fifth Avenue S.W.

Olympia, Washington 98501

Re: Legal	Opinion Regarding Validity of Securities Offered

Ladies and Gentlemen:

This opinion is furnished to you in connection with the prospectus supplement, dated December 9, 2010 (the “Prospectus Supplement”), to the prospectus dated June 7, 2010 (the “Prospectus”) relating to the registration statement on Form S-3 (No. 333-167145) filed by Heritage Financial Corporation (“Heritage Financial”) on May 27, 2010 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) (collectively, the “Registration Statement”), with respect to the offer and sale by Heritage Financial of 3,850,000 shares of its common stock, no par value per share (the “Common Stock”), and up to 577,500 additional shares of common stock that may be issued upon exercise of the Underwriters’ (as defined below) option to purchase additional shares to cover over-allotments, if any (collectively the 4,427,500 aggregate shares of Common Stock are referred to below as the “Shares”). The Shares are being offered and sold pursuant to the underwriting agreement, dated December 9, 2010 (the “Underwriting Agreement”), by and among Heritage Financial and Keefe Bruyette & Woods, Inc. as representative of the underwriters named therein (the “Underwriters”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Underwriting Agreement, the Registration Statement, the Prospectus Supplement, the Prospectus, Heritage Financial’s Articles of Incorporation and Bylaws, each as amended, resolutions of Heritage Financial’s Board of Directors and committees thereof pertaining to the issuance and sale of the Shares, and such other documents and corporate records as we have deemed appropriate for the purpose of rendering this opinion.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon and relying solely upon the foregoing, we advise you that in our opinion, the Shares, when issued and delivered by Heritage Financial against payment therefor as contemplated by the

Board of Directors

December 9, 2010

Underwriting Agreement, will be duly and validly issued, full paid and non-assessable shares of the Common Stock.

Our opinion set forth above is limited to the matter expressly set forth in this opinion letter. No opinion is to be implied or may be inferred beyond the matter expressly so stated. The opinion expressed herein is limited solely to the application of the Business Corporation Act of the State of Washington, and we express no opinion with respect to the laws of any other jurisdiction. The opinion expressed herein concerns only the effect of laws as now in effect and is rendered as of the date hereof. We undertake no, and hereby disclaim any, obligation to revise or supplement this opinion letter should any applicable law changes by legislative action, judicial decision, or otherwise after the date of this opinion letter, or if we become aware of any facts that might change the opinion expressed herein after the date of this opinion letter.

We hereby consent to the filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K and the Registration Statements in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement as having passed upon the validity of the Shares. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act.

Very truly yours,

BREYER & ASSOCIATES PC